Exhibit 99.2

BUNGE SAVINGS PLAN – SUPPLEMENT A

As amended and restated effective as of January 1, 2021

BUNGE SAVINGS PLAN – SUPPLEMENT A

Page

SECTION 1	Name of Plan	1

SECTION 2	Definitions	2

2.1	Board	2
2.2	Break in Service	2
2.3	Code	2
2.4	Committee	2
2.5	Company	2
2.6	Company Stock	2
2.7	Company Stock Fund	2
2.8	Compensation	2
2.9	Controlled Group	3
2.10	Eligible Employee	3
2.11	Employee	3
2.12	Employer	3
2.13	Five Percent Owner	3
2.14	Highly Compensated Employee	3
2.15	Hours Of Employment	3
2.16	Leased Employee	4
2.17	Non-Highly Compensated Employee	4
2.18	Normal Retirement Age	4
2.19	Normal Retirement Date	4
2.20	Participant	4
2.21	Plan Administrator	5
2.22	Plan Year	5
2.23	Prior Plan	5
2.24	Qualified Plan	5
2.25	Spouse	5
2.26	Trustee	5
2.27	Union	5
2.28	Valuation Date	5
2.29	Year of Service	5

SECTION 3	Eligibility	6

3.1	Prior Participants	6
3.2	New Participants	6
3.3	Reemployed Participants	6
3.4	Cessation Of Participation	6

SECTION 4	Contributions and In-Service Distributions	7

4.1	Payroll Reduction Contributions	7

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(continued)

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BUNGE SAVINGS PLAN – SUPPLEMENT A

SECTION 1

Name of Plan

This Plan shall be known as the “Bunge Savings Plan – Supplement A.”

This is an amendment and restatement of the Plan effective January 1, 2021. Except as otherwise provided herein, a person who prior to December 1, 2020 had retired or had terminated service with a vested right, or such person’s designated beneficiary, will continue to receive, or prospectively will receive, such benefits, if any, as provided in accordance with the terms of the appropriate plan in effect at the time such person had retired or terminated service.

SECTION 2

Definitions

2.1            Board. “Board” means the board of directors of the Company.

2.2            Break in Service. “Break in Service” means a 12-month period commencing on the date a person completes one Hour of Employment (and each annual anniversary thereof) in which a person completes 500 or fewer Hours of Employment.

2.3            Code. “Code” means the Internal Revenue Code of 1986, as amended.

2.4            Committee. “Committee” means the Committee appointed pursuant to Section 13.1.

2.5            Company. “Company” means Bunge North America, Inc., a New York corporation.

2.6            Company Stock. “Company Stock” means the common stock of Bunge Limited.

2.7            Company Stock Fund. “Company Stock Fund” means an investment fund made available under the Plan in accordance with Section 7.2. Up to 100% of the assets of such fund may be invested in Company Stock.

2.8            Compensation. “Compensation” means the total remuneration received during the Plan Year by an Eligible Employee after he or she becomes a Participant for services rendered with respect to the Employer. Such amount shall include salary, wages, commissions, overtime pay, bonuses, accrued vacation pay and amounts contributed through a Qualified Plan which meets the requirements of Section 401(k) of the Code, to a cafeteria plan which meets the requirements of Section 125 of the Code or as elective amounts not included in the gross income of the Eligible Employee by reason of Section 132(f)(4). Such amount shall not include discretionary bonuses or long-term incentive bonuses, reimbursements or other expense allowances, moving expenses, deferred compensation, and welfare benefits or benefits under any other Qualified Plan, or severance pay, whether paid before or after an Eligible Employee’s termination of employment. In addition, Compensation shall not include amounts paid after an individual’s termination of employment; provided that, regular pay, including Compensation for services during regular working hours, overtime, shift differential, commissions, bonuses or other similar payments (to the extent otherwise included in the definition of Compensation) paid no later than the date which is 2½ months after termination of employment shall be deemed Compensation. The exclusions provided for in this Section 3 with respect to post-employment payments shall not apply to payments to an individual who does not currently perform services for the Employer by reason of qualified military service, to the extent such payments do not exceed the Compensation such individual would have received from the Employer if he or she had continued to perform services for the Employer.

The Compensation of each Participant taken into account under this Plan for any Plan Year shall not exceed $290,000 (as adjusted in accordance with Section 401(a)(17)(B) of the Code).

2.9            Controlled Group. “Controlled Group” means an Employer and all other entities required to be aggregated with the Employer under Sections 414(b), (c), or (m) of the Code or regulations issued pursuant to Section 414(o) of the Code. For purposes of Section 16.10, in determining which entities shall be aggregated under Section 414(b) or (c) of the Code, the modifications made by Section 415(h) of the Code shall be applied.

2.10          Eligible Employee. “Eligible Employee” means any Employee who is represented by the Union, other than a person covered under another qualified defined contribution plan maintained by a member of the Controlled Group or a Leased Employee.

2.11          Employee. “Employee” means any individual classified by the Employer or a member of the Employer’s Controlled Group as an employee or Leased Employee.

2.12          Employer. “Employer” means the Company and any other member of the Controlled Group which has, with the consent of the Board, adopted the Plan.

2.13          Five Percent Owner. “Five Percent Owner” means any person who owns (or is considered as owning within the meaning of Section 318 of the Code) more than five percent of the outstanding stock of any corporation in the Controlled Group or stock possessing more than five percent of the total combined voting power of all stock of any corporation in the Controlled Group or who owns more than five percent of the capital or profits interest of any unincorporated entity in the Controlled Group.

2.14          Highly Compensated Employee. “Highly Compensated Employee” means any Employee who (a) was a Five-Percent Owner at any time during either the determination year or the look-back year; or (b) received compensation within the meaning of Code Section 415(c)(3) from the Employer and/or a member of the Controlled Group in excess of $130,000 (as adjusted pursuant to Code Section 415(d)) during the look-back year and, if the Employer so elects for the look-back year, was in the top-paid group of Employees for such look-back year. For purposes of this Section 2.14, “compensation within the meaning of Code Section 415(c)(3) from the Employer” shall mean the remuneration as defined in Section 16.10(c).

For purposes of this Section, the determination year shall be the Plan Year, and the look-back year shall be the 12-month period immediately preceding the determination year. The determination of who is a Highly Compensated Employee, including the determination of the compensation that is considered, will be made in accordance with Code Section 414(q) and the regulations thereunder.

2.15          Hours Of Employment. “Hours of Employment” for a person compensated on the basis of a certain amount for each hour worked during a given period means:

(a)            Each hour for which a person is directly or indirectly paid, or entitled to payment, by the Employer and/or a member of the Controlled Group for the performance of duties and for reasons other than the performance of duties; provided that

(1)            no more than 501 Hours of Employment shall be credited on account of a single continuous period during which no duties are performed, and

(2)            no Hours of Employment shall be credited if payment was made or due

(A)            under a plan maintained solely for the purpose of complying with applicable worker’s compensation, or unemployment compensation or disability insurance laws; or

(B)            solely as reimbursement for medical or medically related expenses incurred by the Employee.

(b)           Each hour for which back pay, irrespective of mitigation of damages, has been either awarded or agreed to by the Employer and/or any member of the Controlled Group. Such Hours of Employment shall be credited for the periods to which the award or agreement pertains rather than the periods in which the award, agreement, or payment is made, and no Hours of Employment shall be credited under this paragraph which would duplicate any hours credited above.

For a person on a leave of absence pursuant to Sections 11.1 or 11.2, credit for such leave shall be given for the number of regularly scheduled working hours included in the period of such leave.

Hours of Employment shall be calculated in accordance with Department of Labor Regulation Section 2530.200b-2(b) and (c).

2.16          Leased Employee. “Leased Employee” means any person (other than an employee of the recipient) who pursuant to an agreement between the recipient and any other person (a “leasing organization”) has performed services for the recipient (or for the recipient and related persons as determined in accordance with Section 414(n)(6) of the Code) on a substantially full time basis for a period of at least one year, if such services are performed under primary direction or control by the recipient. Contributions or benefits provided a Leased Employee by the leasing organization which are attributable to services performed for the recipient employer shall be treated as provided by the recipient employer.

2.17          Non-Highly Compensated Employee. “Non-Highly Compensated Employee” means any Employee who is not a Highly Compensated Employee but who is eligible to participate in the Plan.

2.18          Normal Retirement Age. “Normal Retirement Age” means such Participant’s attainment of age 65.

2.19          Normal Retirement Date. “Normal Retirement Date” means the date on which a Participant terminates his or her employment with the Employer (except by death) provided such date is on or after the date the Participant reaches his or her Normal Retirement Age.

2.20          Participant. “Participant” means an Eligible Employee who has satisfied the eligibility requirements of Section 3 and who has not become a former Participant under Section 3.4.

2.21          Plan Administrator. “Plan Administrator” means the Committee, or the successor members of the Committee appointed pursuant to Section 13.1.

2.22          Plan Year. “Plan Year” means the 12-month period commencing on January 1 and ending on December 31.

2.23          Prior Plan. “Prior Plan” means the Bunge North America, Inc. Savings Plan or the Central Soya 401(k) Plan for Hourly Employees as in effect on December 31, 2003 in which the Eligible Employee participated prior to its merger into the Bunge Savings Plan on December 31, 2003.

2.24          Qualified Plan. “Qualified Plan” means any plan qualified under Section 401 of the Code.

2.25          Spouse. “Spouse” means a person who, by reason of marriage valid under the laws of the state or jurisdiction where it was entered into, is the lawful spouse of the Participant on the applicable date.

2.26          Trustee. “Trustee” means the insurer or trustee or any successor trustee appointed pursuant to Section 12 hereof.

2.27          Union. “Union” means each collective bargaining unit which has entered into an agreement with the Employer providing for participation in this Plan.

2.28          Valuation Date. “Valuation Date” means each business day.

2.29          Year of Service. “Year of Service” means each 12-month period commencing on the date an Employee first completes one Hour of Employment (and each annual anniversary thereof) during which the Employee completes 1,000 Hours of Employment.

SECTION 3

Eligibility

3.1            Prior Participants. Each person who was a Participant in the Plan on December 31, 2020 shall be a Participant in this Plan on January 1, 2021.

3.2            New Participants. On or after January 1, 2021, each Eligible Employee not described in Section 3.1 who is employed at a location set forth in the table below and is represented by the designated collective bargaining unit, or any other collective bargaining unit which has entered into an agreement with the Employer providing for participation in the Plan, shall become a Participant hereunder as of the first day of the payroll period coinciding with or next following the date he or she completes one Hour of Employment.

LOCATION	COLLECTIVE BARGAINING UNIT
Decatur, Indiana	United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, Local 4 15173
Delphos, Ohio	Bakery, Confectionery, Tobacco Workers and Grain Millers International Union — Local Union # 3360
Indianapolis, Indiana	Chauffeurs, Teamsters, Warehousemen and Helpers, Local # 135

Notwithstanding any other provisions of the Plan, any individual who is providing services to the Company in the capacity of, or who is designated by the Company as an independent contractor, and who is subsequently reclassified as an Employee by court or similar action (whether retroactively or prospectively), shall not be eligible to participate in the Plan, and shall be treated as a member of an excluded class. No such excluded individual shall have any claim for benefits under the Plan for any period during which he or she is excluded from participation.

3.3            Reemployed Participants. A former or inactive Participant who is reemployed by the Employer shall become a Participant on the date he or she is reemployed as an Eligible Employee.

3.4            Cessation Of Participation. A person shall cease to be a Participant when he or she

(a)            has ceased to be employed by the Employer, and

(b)           has no undistributed account balances under the Plan.

SECTION 4

Contributions and In-Service Distributions

4.1            Payroll Reduction Contributions. A Participant may elect to have up to 50% (in 1% increments) of his or her Compensation contributed by the Employer to the Plan on a pre-tax basis and/or as Roth elective deferrals through payroll reductions. In addition, a Participant may elect to contribute up to 50% (in 1% increments) of his or her Compensation to the Plan on an after-tax basis through payroll deductions. Notwithstanding the foregoing, to the extent a Participant makes an election to contribute to the Plan, the aggregate amount contributed to the Plan by or on behalf of a Participant on a pre-tax, Roth, and after-tax basis may not be less than 2% or more than 50% of his or her Compensation. Each Participant shall elect in accordance with procedures established by the Plan Administrator the percentage of his or her Compensation under this Section to be credited to his or her Before-Tax Contribution Account, Roth Contribution Account, or After-Tax Contribution Account.

If a Participant elects to make Roth elective deferrals, the Employer shall treat such Roth elective deferrals as includible in the Participant’s income at the time the Participant would have received that amount in cash if the Participant had not made a cash or deferred election. Unless specifically stated otherwise, Roth elective deferrals will be treated as elective deferrals (pre-tax elective contributions) for all purposes under the Plan.

4.2            Maximum Payroll Reduction Contribution. The maximum amount which may be contributed to the Plan by a Participant on a pre-tax basis or as Roth elective deferrals under Section 4.1 and any other Qualified Plan maintained by the Employer and/or a member of the Controlled Group in any calendar year is limited to the amount prescribed under Section 402(g) of the Code with respect to such calendar year. In addition, Participants who are eligible to make elective deferrals hereunder and who have attained or will age fifty (50) by the end of the Plan Year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, Code Section 414(v). Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Code Sections 402(g) and 415. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Code Sections 401(k)(3), 410(b), or 416, as applicable, by reason of the making of such catch-up contributions. If a Participant’s pre-tax or Roth elective deferrals reach the maximum amount permitted under this Section 4.2, the Plan Administrator shall stop the Participant’s payroll reduction contributions for the remainder of the calendar year.

4.3            Employer Matching Contributions. Commencing as of September 13, 2021, for each payroll period, the Employer will contribute to the Plan on behalf of each Participant employed at the Indianapolis, Indiana facility an amount equal to 100% of the first 2% of Compensation contributed by the Participant on a pre-tax basis or as Roth elective deferrals under Section 4.1 for such payroll period; provided, however, that (i) such matching contributions shall not be made with respect to catch-up contributions described in Section 4.2, and (ii) the collective bargaining agreement between the Employer and the Union representing such Participant provides for such employer matching contribution. No “true up” contribution shall be made based on Compensation paid during the Plan Year with respect to a Participant who does not contribute ratably throughout the entire Plan Year. Elections.

4.4            Elections. Each election by a Participant under Section 4.1 shall be effective until suspended or amended. Each election shall be effective as soon as administratively feasible after it is made in a form prescribed by the Plan Administrator and filed with the Company.

4.5            Changes in Payroll Reductions. Each Participant’s payroll reduction percentage under Section 4.1 shall continue in effect until the Participant shall change such percentage. A Participant may at any time in his or her discretion change such percentage in accordance with rules prescribed by the Plan Administrator.

4.6            Tax Deductions/Return of Contribution. All Employer contributions are made conditioned upon their deductibility for Federal income tax purposes under Section 404 of the Code. Amounts contributed by the Employer shall be returned to the Employer from the Plan by the Trustee under the following circumstances:

(a)           If a contribution was made by the Employer by a mistake of fact, the excess of the amount of such contribution over the amount that would have been contributed had there been no mistake of fact shall be returned to the Employer within one year after the payment of the contribution; and

(b)           If the Employer makes a contribution which is not deductible under Section 404 of the Code, such contribution (but only to the extent disallowed) shall be returned to the Employer within one year after the disallowance of the deduction.

Earnings attributable to the contribution shall not be returned to the Employer, but losses attributable to such excess contribution shall be deducted from the amount to be returned.

In the event (a) or (b) above apply, the Employer will distribute any salary reduction amounts returned to the Employer (less any losses) to the Eligible Employees who elected to reduce their salary by such amounts.

4.7            Rollover Contributions and Transfers. The Plan Administrator may direct the Trustee to accept from or on behalf of an Eligible Employee any cash or other assets the receipt of which would constitute an eligible rollover contribution as defined in Section 402(c)(4) of the Code from any of the following types of plans:

(a)           a qualified plan described in Section 401(a) of the Code (including after-tax employee contributions) or

(b)           a qualified annuity plan described under Section 403(a) of the Code, including after-tax contributions.

The Plan Administrator may also direct the Trustee to accept from or on behalf of an Eligible Employee a rollover contribution of the portion of a distribution from an individual retirement account or annuity described in Section 408(a) or 408(b) of the Code that is eligible to be rolled over and otherwise be includible in gross income.

The Plan Administrator may also direct the Trustee to accept from or on behalf of an Eligible Employee a rollover contribution to a Roth contribution account only if it is a direct rollover from another Roth elective deferral account under an applicable retirement plan described in Section 402A(e)(1) of the Code and only to the extent the rollover is permitted under the rules of Section 402(c) of the Code.

The Plan Administrator may also direct the Trustee to accept from the trustee of another Qualified Plan a direct transfer of cash or other assets which does not constitute an eligible rollover distribution. Notwithstanding the preceding, the Trustee may not accept the direct transfer of any assets from any Qualified Plan which would cause the Plan to be subject to the requirements of Section 401(a)(11) of the Code. Any contributions under this Section shall be segregated in a separate account and shall be fully vested at all times. In addition, the Plan shall provide for separate accounting for after-tax contributions, if any, and earnings thereon. Unless accepted on a Valuation Date, the assets of such account will be segregated from the other assets of the Plan until the Valuation Date next following the date they are accepted, and thereafter will share in the allocation of earnings and losses under Section 7.4. Such amounts shall not be considered as a contribution by a Participant for purposes of Sections 4.1 or 16.10.

4.8            In-Service Distributions.

(a)            Hardship Withdrawals. The provisions of this Section 4.9(a), (b) and (c) shall be effective as of January 1, 2020. In addition, for Plan Years beginning after December 31, 2018, no Participant was suspended (and no Participant shall be suspended in future Plan Years) from making contributions to the Plan for any period of time after receipt of a hardship withdrawal. A Participant in the employment of an Employer may withdraw as of any date his or her pre-tax or Roth contributions allocated to his or her Before-Tax Contribution Account or Roth Contribution Account (but not the earnings credited to his or her Before-Tax Contribution Account or Roth Contribution Account after such date as is set forth in Treasury Regulations under Section 401(k) of the Code) only upon a showing of substantial hardship to the Plan Administrator. The Plan Administrator will grant a distribution on account of hardship only if the distribution is made on account of an immediate and heavy financial need of the Participant and is necessary to satisfy such financial need, and the Participant has first withdrawn all amounts in his or her After-Tax Contribution Account.

(b)            Determination of Immediate and Heavy Financial Need. A distribution will be deemed to be made on account of an immediate and heavy financial need of the Participant only if the distribution is on account of:

(1)            expenses for medical care described in Section 213(d) of the Code, determined without regard to the limitations in Code Section 213(a), previously incurred by the Participant, the Participant’s Spouse or any of the Participant’s dependents (as defined in Section 152 of the Code) or necessary for these persons to obtain medical care described in Section 213(d) of the Code;

(2)            costs directly related to the purchase (excluding mortgage payments) of a principal residence of the Participant;

(3)            the payment of tuition, related educational fees, and room and board expenses for up to the next 12 months of post-secondary education for the Participant, the Participant’s Spouse, or the Participant’s children or dependents (as defined in Section 152 of the Code without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B));

(4)            payments necessary to prevent the eviction of the Participant from his or her principal residence or foreclosure on the mortgage of the Participant’s principal residence;

(5)            payments for burial or funeral expenses for the Participant’s deceased parent, Spouse, children or dependents (as defined in Code Section 152 without regard to Code Section 152(d)(1)(B) of the Code);

(6)            expenses for the repair of damage to Participant’s principal residence that would qualify for the casualty deduction under Section 165 of the Code (determined without regard to whether the loss exceeds 10% of adjusted gross income);

(7)            expenses and losses (including loss of income) incurred by the Participant on account of a disaster declared by the Federal Emergency Management Agency (“FEMA”), provided that the Participant’s principal residence or principal place of employment at the time of the disaster was located in an area designated by FEMA for individual assistance with respect to the disaster; or

(8)            for any other event that the IRS recognizes as a safe harbor Hardship distribution event under ruling, notice or other guidance of general applicability.

(c)            Amount Necessary To Satisfy Financial Need. A distribution will be deemed to be necessary to satisfy an immediate and heavy financial need of a Participant if the following requirements are satisfied:

(1)            The distribution is not in excess of the amount of the immediate and heavy financial need of the Participant (which may include any amounts necessary to pay any federal, state or local income tax or penalties reasonably anticipated to result from the distribution); and

(2)            The Participant represents in writing, by electronic means or other form, that the Participant has insufficient cash or other liquid assets reasonably available to meet the need, and the Plan Administrator does not have actual knowledge to the contrary. Therefore, a Participant must obtain all distributions, other than hardship distributions currently available to such Participant under all plans maintained by the Controlled Group.

(d)            After-Tax Contribution Account Withdrawals. A Participant in the employment of the Employer may withdraw as of any date all or any part of his or her After-Tax Contribution Account, including earnings thereon, in accordance with procedures prescribed by the Plan Administrator.

(e)            Rollover Contribution Account Withdrawals. A Participant in the employment of the Employer may withdraw as of any date all or any part of his or her Rollover Contribution Account in accordance with procedures prescribed by the Plan Administrator, if both of the following requirements are satisfied:

(1)            the Eligible Employee has participated under the Central Soya 401(k) Plan for Hourly Employees and/or this Plan for at least five years; and

(2)            the Eligible Employee has first withdrawn all amounts in his or her After-Tax Contribution Account.

(f)            Age 59-1/2 Withdrawal. Upon the attainment of age 59-1/2 a Participant in employment at the Employer’s Decatur, Indiana facility may withdraw as of any date all or any part of his or her vested accounts, including earnings thereon, in accordance with procedures prescribed by the Plan Administrator.

(g)            Minimum Withdrawal. The minimum amount of any withdrawal shall be $500.

(h)            Deadlines For Submission Of Withdrawal Applications. An application for a withdrawal must be received by the Plan Administrator preceding the date as of which the withdrawal is to be made.

(i)             Order Of Investment Liquidation. The Company shall establish rules for determining the portion of each Fund in which the Participant’s accounts are invested which shall be liquidated to provide the proceeds for any withdrawal to the Participant.

(j)             Military Leave Distributions. A Participant will be treated as having incurred a termination of employment (solely for purposes of determining eligibility to receive a distribution) during any period the Participant is performing service for a period in excess of 30 days in the uniformed services (as described in Code Section 3401(h)(2)(A)). If a Participant elects to receive a distribution by reason of such deemed termination of employment, the Participant may not make a contribution to the Plan under Section 4 during the 6-month period beginning on the date of such distribution. Following this 6-month period, if the Participant desires to resume such deferrals or contributions, the Participant must affirmatively elect to resume such deferrals or contributions in accordance with the procedures established by the Plan Administrator.

4.9            Loans. The Plan Administrator, as administrator of the loan program under this Plan, shall make loans available to Participants who are employed with the Employer on the date the loan is made (and subject to the terms of this Section 4.9, to a party in interest as defined in Section 3(14) of ERISA, even if such party in interest is no longer an Eligible Employee) pursuant to a uniform and non-discriminatory policy. Notwithstanding the above, loans shall not be made available to Participants who are Highly Compensated Employees in an amount greater than the amount made available to Participants who are Non-Highly Compensated Employees. All loans shall comply with the following terms and conditions.

(a)            Loan Applications. A Participant must file with the Plan Administrator a loan application on forms which the Plan Administrator will make available for such purpose.

(b)            Criteria For Approval. A Participant may borrow from the Plan subject to such rules or requirements as may be established by the Plan Administrator.

(c)            Loan Limits. No loan shall be made if immediately after the loan the unpaid balance of all loans under this Plan and all other plans maintained by the Controlled Group to the Participant would exceed the lesser of

(1)            $50,000, or

(2)            50% of the vested portion of the Participant’s accounts under this Plan.

Notwithstanding the foregoing, the $50,000 limitation in (1) above shall be reduced by the highest outstanding loan balance for the one year period ending on the day before a new loan is made minus the outstanding balance of existing loans to the Participant on the date of the new loan. A Participant may have no more than two loans outstanding at any given time.

(d)            Repayment Period. A fixed period for repayment of the loan not in excess of five years shall be specified in the loan agreement; provided, that if the loan is used to acquire any dwelling unit which within a reasonable time is used as a principal residence of the Participant, the specified repayment period may be longer than five years.

(e)            Manner And Timing Of Repayments. Loans will be repaid (principal and interest) through substantially equal payroll deductions; provided, that a Participant may at any time prepay the entire amount due on the loan in one lump sum. Upon a Participant’s termination of employment, the Participant may make arrangements for submitting loan repayments in accordance with procedures available at such time through the Plan’s record keeper. Any loan balance remaining unpaid on the date of distribution of the Participant’s accounts from the Plan will be set off against any distribution due to the Participant.

(f)             Security. Each loan shall be secured by assignment of the Participant’s accounts under this Plan and by the Participant’s collateral promissory note for the amount of the loan, including interest thereon, payable to the order of the Trustee. However, in no event shall more than 50% of a Participant’s accounts under this Plan (determined immediately after origination of the loan) be used as security for the loan.

(g)            Interest. Each loan shall bear a reasonable rate of interest commensurate with the prevailing interest rate charged on similar commercial loans under like circumstances by persons in the business of lending money.

(h)            Minimum Loan. The minimum amount of any loan shall be $1,000.

(i)            Order Of Investment Liquidation. The Company shall establish rules for determining the portion of each account which shall be liquidated to provide the proceeds for any loan to the Participant.

(j)            Investment Of Loan Repayments. Repayments of loan amounts shall be invested in accordance with the most recent investment election on file for the Participant.

(k)            Loans Limited To Employees. Except as otherwise provided in this Section 4.9, no loan shall be made to any Participant who has terminated employment with the Employer.

(l)            Default. Generally, a default shall occur upon the failure of a Participant to timely remit payments under the loan when due. In such event, the Trustee shall take such reasonable actions which a prudent fiduciary in like circumstances would take to protect and preserve assets under this Plan, including foreclosing on any collateral and commencing such other legal action for collection which the Trustee deems necessary and advisable. However, the Trustee shall not be required to commence such actions immediately upon a default. Instead, the Trustee may grant the Participant reasonable rights to cure any default, provided such actions would constitute a prudent and reasonable course of conduct for a professional lender in like circumstances. In addition, if no risk of loss of principal or income would result under this Plan, the Trustee may choose, in its discretion, to defer enforcement proceedings. If the qualified status of this Plan is not jeopardized, the Trustee and the Plan Administrator may treat a loan that has been defaulted upon and not cured within a reasonable period of time as a deemed distribution from this Plan.

SECTION 5

Distribution Of Excess Amount

5.1            Distribution Of Excess Elective Deferrals. If a Participant’s elective deferrals for any calendar year exceed $19,500 (or such higher amount prescribed under Section 402(g) of the Code), then the Participant may file an election form prescribed by the Plan Administrator with the Company designating in writing the amount of such excess elective deferrals to be distributed from this Plan. Any such election form must be filed with the Company no later than the first March 1 following the close of such calendar year in order for the Company to act on it. If such an election form is timely filed, the Trustee shall distribute to the Participant the amount of such excess elective deferrals which the Participant has allocated to this Plan together with any income or less any loss allocable to such amount on or before the first April 15 following the close of such calendar year. In the case of a Highly Compensated Employee, any matching contributions which were contributed on account of elective deferrals being distributed will be forfeited, even if such matching contributions are vested. For purposes of the preceding, the income or loss allocable to such excess amount will be determined under such reasonable method as the Plan Administrator shall establish, provided the method does not discriminate in favor of Highly Compensated Employees, is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income to Participants’ accounts.

5.2            Limitations On Elective Deferrals For Highly Compensated Employees. Since the Plan benefits only collectively bargained employees, all after-tax and matching contributions hereunder are exempt from the actual contribution percentage test in accordance with section 1.401(m)-1(b)(2) of the Treasury regulations. The Plan Administrator is authorized to reduce to the extent necessary the maximum contributions under Section 4.1 for Highly Compensated Employees, prior to the close of the Plan Year, if the Plan Administrator reasonably believes that such reduction is necessary to prevent the Plan from failing both tests in Code Section 401(k)(3). Such adjustments shall be made in accordance with rules prescribed by the Employer. The Employer may implement rules limiting contributions under Section 4.1 which may be made on behalf of some or all Highly Compensated Employees so that the limits of Section 401(k)(3) of the Code are satisfied. If for any Plan Year the Plan satisfies neither of the tests set forth in Code Section 401(k)(3), the Trustee shall be directed by the Plan Administrator to return to each Highly Compensated Employee his or her portion of the excess contributions (plus the income or less the loss allocable to such excess contributions) for such Plan Year within 12 months after the last day of such Plan Year. A Highly Compensated Employee shall forfeit any matching contributions which were contributed on account of any portion of the excess contributions even if such matching contributions are vested. Each Highly Compensated Employee’s portion of the excess contributions for a Plan Year shall be determined under a two-step process. First, the aggregate amount of excess contributions shall be calculated. This shall be done by reducing the actual deferral percentages of those Highly Compensated Employees with the highest actual deferral percentages to the extent necessary but not below the next highest level of actual deferral percentages. This process shall be repeated, to the extent necessary, until the actual deferral percentage for the group of Highly Compensated Employees satisfies one of the tests set forth in Code Section 401(k)(3). The aggregate amount of excess contributions shall be equal to the sum of all such reductions. Second, the aggregate amount of excess contributions to be returned shall be allocated by reducing the elective deferrals of those Highly Compensated Employees with the highest amount of elective deferrals to the extent necessary but not below the next highest amount of elective deferrals. This process shall be repeated, to the extent necessary, until all excess contributions to be returned shall be allocated among the Highly Compensated Employees. The income or loss allocable to a Highly Compensated Employee’s portion of the excess contribution will be determined under such reasonable method as the Employer shall establish, provided the method does not discriminate in favor of Highly Compensated Employees, is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income to Participants’ accounts. A Highly Compensated Employee may designate the extent to which the excess amount is composed of pre-tax elective deferrals and Roth elective deferrals but only to the extent such types of deferrals were made for the year. If the Highly Compensated Employee does not designate which types of elective deferrals are to be distributed, the Plan will distribute pre-tax contributions first.

(a)            Coordination With Distributions Of Elective Deferrals. If the Plan is required to distribute both elective deferrals and excess contributions for a Plan Year, the Plan shall:

(1)            calculate and distribute the elective deferrals before determining the excess contributions to be distributed to Highly Compensated Employees;

(2)            calculate the actual deferral percentage including the amount of excess elective deferrals distributed pursuant to (1) above; and

(3)            distribute excess contributions to Participants by reducing the excess contributions distributed to a Participant by the amount of excess elective deferrals distributed to such Participant.

(b)            Election To Make Additional Contributions. Notwithstanding the above, in accordance with Treasury Regulation Section 1.401(k)-2(a)(6), the Employer may elect, in lieu of all or a portion of the corrective distribution described above in this Section, to make additional qualified nonelective contributions or qualified matching contributions which are treated as elective deferrals under the Plan and that, in combination with the elective deferrals, satisfy the actual deferral percentage test. Any such additional qualified nonelective contributions will be credited to a Participant’s’ Before-Tax Contribution Account and shall be allocated to each Participant in an amount as determined by the Employer and will be contributed as a percentage of such Participant’s Compensation for the Plan Year. Any such additional qualified matching contributions will be credited to a Participant’s Before-Tax Contribution Account and shall be allocated to each Participant who is entitled to matching contributions under Section 4.3 for the Plan Year in which such matching contributions are made and will be contributed as a percentage of the amount contributed by such Participant under Section 4.1.

(c)            Testing Year. The actual deferral percentage of Non-Highly Compensated Employees shall be determined as of the Plan Year preceding the Plan Year for which the Plan must satisfy one of the tests in Code Section 401(k)(3).

5.3            Definitions And Special Rules.

(a)            Definitions. All terms used in this Section 5 shall have the meanings given such terms in Code Section 401(k) and the regulations thereunder. The meaning of the term “actual deferral percentage” is as follows:

(1)            Actual Deferral Percentage. The actual deferral percentage means the average of the ratios (calculated separately for each Eligible Employee in a group) of:

(A)            the total amount of pre-tax elective deferrals credited on behalf of the Eligible Employee for the Plan Year plus any qualified nonelective contributions and qualified matching contributions which the Employer elects to treat as elective deferrals in accordance with Section 5.2(b) to

(B)             the Eligible Employee’s compensation, as defined in Code Section 414(s), for the portion of such Plan Year while the individual is an Eligible Employee.

(b)            Highly Compensated Employee In Two Or More Qualified Plans. The actual deferral percentage of a Highly Compensated Employee who is eligible to participate in two or more Qualified Plans which have cash or deferred arrangements maintained by the Employer, shall be calculated by treating all such cash or deferred arrangements in which the Highly Compensated Employee is eligible to participate as one cash or deferred arrangement for purposes of calculating the actual deferral percentage for such Highly Compensated Employee as if such plans had the same Plan Year as the Plan.

(c)            Plan Restructuring. The Plan may be aggregated with another plan or other plans or disaggregated under Section 1.401(k)-1(b)(4) of the Treasury Regulations for any Plan Year in order to pass the actual deferral percentage tests set forth in this Section.

SECTION 6

Allocation and Accounts

The Plan Administrator shall establish and maintain for each Participant a Before-Tax Contribution Account, an After-Tax Contribution Account, a Rollover Contribution Account, a Matching Contribution Account, if applicable, and a Roth Contribution Account. All pre-tax amounts previously deferred by an Eligible Employee under a Prior Plan and all pre-tax amounts by which an Eligible Employee elects to have his or her salary reduced under Section 4.1 shall be credited to his or her Before-Tax Contribution Account, all after-tax amounts previously contributed by an Eligible Employee under a Prior Plan and all after-tax amounts by which an Eligible Employee elects to have his or her salary reduced under Section 4.1, if any, shall be credited to his or her After-Tax Contribution Account, all rollover amounts received on behalf of a Participant under Section 4.7 shall be credited to his or her Rollover Contribution Account, all employer contributions previously allocated to a Participant under a Prior Plan, all employer matching contributions, if any, contributed on behalf of a Participant under Section 4.3 and all forfeitures attributable to employer matching contributions, if any, occurring during such Plan Year shall be credited to his or her Matching Contribution Account, and all amounts by which a Participant elects to have his or her salary reduced to make Roth elective deferrals under Section 4.1 and catch-up contributions made as Roth elective deferrals by a Participant under Section 4.2, shall be credited to his or her Roth Contribution Account.

SECTION 7

Investment Of Accounts

7.1            Participant’s Selection Of Investments. Each Participant shall designate in 1% increments the percentages of contributions under Section 4 for such Plan Year allocable to his or her accounts which are to be invested in such investment funds as are made available from time to time by the Plan Administrator. Such a designation shall be made by the Participant in accordance with rules established by the Plan Administrator. Any such designation shall continue in effect for successive Plan Years unless changed in the same manner by the Participant. If an Eligible Employee becomes a Participant and has not designated the percentages of contributions to be allocated among the available funds, the contributions shall be allocated to the default investment fund designated by the Plan Administrator. This allocation and future allocations may be changed by a Participant according to procedures established by the Plan Administrator.

7.2            Investment In Company Stock Fund. A Participant may direct the investment of his or her accounts in the Company Stock Fund made available under this Plan, subject to the limitations described herein. At no time may a Participant direct more than twenty percent (20%) of any type of contribution into the Company Stock Fund; provided, however, that a Participant who is, as of July 3, 2017, directing more than twenty percent (20%) of any type of contribution into the Company Stock Fund may maintain such election with respect only to such contribution (and any type of contribution that automatically has the same investment allocation as such contribution) until such time as (i) such Participant changes the percentage of such contribution being directed into the Company Stock Fund (and any such change must be to 20% or lower) or (ii) such Participant is terminated. A Participant may elect to transfer amounts held in another investment fund into the Company Stock Fund provided such transfer will not result in more than twenty percent (20%) of his or her total account balance under the Plan being invested in the Company Stock Fund. Notwithstanding the above, a transfer of amounts into or out of Company Stock may be completed on more than one Valuation Date.

Participants whose Accounts are invested in the Company Stock Fund will be notified of shareholders’ meetings of Bunge Limited in a manner satisfactory to the Plan Administrator and will be furnished with proxy solicitation materials, if any, in advance of a shareholder meeting to which such materials relate. The Trustee will request confidential instructions from each such Participant regarding the voting of whole shares of Company Stock held under the Participant’s Accounts. The Trustee will vote such shares of Company Stock in accordance with such instructions. The Trustee will vote on a pro rata basis shares of Company Stock held under the Accounts of Participants for whom voting instructions have not been timely received from Participants. The proration on each voting issue shall be equal to the aggregate number of votes attributable to the shares described in the preceding sentence, multiplied by a fraction, the numerator of which is the number of votes attributable to the shares allocated to the Accounts of Participants who have provided timely instructions to the Trustee to vote for, against or abstain from voting on, as the case may be, the issue on which the vote is taken and the denominator of which is the total number of votes attributable to shares allocated to the Accounts of Participants who have provided timely instructions to the Trustee on the issue on which the vote was taken. No Participant will acquire ownership of Company Stock held by the Trustee unless and until certificates therefor, registered in his or her name on the stock records of Bunge Limited have been delivered to such Participant pursuant to the provisions of the Plan.

7.3            Transfers Between Investment Funds. As of any date, a Participant may elect to transfer all or any portion of his or her Accounts in an investment fund to any other investment fund. Such transfers shall be subject to such reasonable requirements as may be established by the Trustee in order to effect such transfer in an orderly manner and without adverse effect on the other Participants’ interest in the funds. Any redemption fees or other terms of restriction imposed from time to time by any investment fund shall apply to or limit a Participant’s request to transfer amounts from one fund to one or more other funds. Notwithstanding the foregoing, a Participant may transfer all or any portion of his or her Accounts invested in the Company Stock Fund to any other available investment fund at any time.

7.4            Allocation Of Earnings Or Losses. All appreciation or depreciation in the fair market value of the investment funds shall be allocated to accounts based on account balances on a daily basis.

SECTION 8

Distributions At Retirement

8.1            Normal Retirement Distributions. Upon a Participant’s Normal Retirement Date, the Participant’s accounts shall become fully vested (if not already fully vested) and shall be distributed to him or her in a lump sum as soon as administratively practicable after his or her Normal Retirement Date; provided, however, that if a Participant’s account balance exceeds $5,000 (excluding his or her Rollover Contribution Account balance with respect to distributions made prior to September 1, 2010), he or she may defer distribution to any date not later than, and shall be required to make an election in accordance with procedures as determined by the Plan Administrator to have his or her accounts distributed prior to, his or her Required Beginning Date. Notwithstanding the preceding, any portion of a Participant’s accounts invested in the Company Stock Fund may, at the Participant’s election, be distributed in whole shares of Company Stock. Fractional shares of Company Stock shall be distributed in cash.

8.2            Required Minimum Distributions. Notwithstanding anything to the contrary contained in the Plan, the entire interest of a Participant will be distributed in accordance with Code Section 401(a)(9) and the regulations thereunder beginning no later than the Participant’s Required Beginning Date. The provisions of this Section will apply for purposes of determining required minimum distributions for calendar years beginning with the 2003 calendar year. Notwithstanding the other provisions of this Section, distributions may be made under a designation made before January 1, 1984, in accordance with section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (TEFRA) and the provisions of the Plan that relate to section 242(b)(2) of TEFRA.

(a)            If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:

(1)            If the Participant’s surviving Spouse is the Participant’s sole designated beneficiary, then distributions to the surviving Spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 72, if later.

(2)            If the Participant’s surviving Spouse is not the Participant’s sole designated beneficiary, then distributions to the designated beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

(3)            If there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(4)            If the Participant’s surviving Spouse is the Participant’s sole designated beneficiary and the surviving Spouse dies after the Participant but before distributions to the surviving Spouse begin, this subsection, other than subsection (a)(1), will apply as if the surviving Spouse were the Participant.

For purposes of this subsection, unless subsection (a)(4) applies, distributions are considered to begin on the Participant’s Required Beginning Date. If subsection (a)(4) applies, distributions are considered to begin on the date distributions are required to begin to the surviving Spouse under subsection (a)(1). To the extent the Plan provides for distributions in the form of annuities, if distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant’s Required Beginning Date (or to the Participant’s surviving Spouse before the date distributions are required to begin to the surviving Spouse under subsection (a)(1)), the date distributions are considered to begin is the date distributions actually commence.

(b)            Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the Required Beginning Date, as of the first distribution calendar year distributions will be made in accordance with subsections (c) and (d). To the extent the Plan provides for distributions in the form of annuities, if the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Code Section 401(a)(9) and the Treasury regulations.

(c)            During the Participant’s lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:

(1)            the quotient obtained by dividing the Participant’s account balance by the distribution period in the Uniform Lifetime Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s age as of the Participant’s birthday in the distribution calendar year; or

(2)            if the Participant’s sole designated beneficiary for the distribution calendar year is the Participant’s Spouse, the quotient obtained by dividing the Participant’s account balance by the number in the Joint and Last Survivor Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s and Spouse’s attained ages as of the Participant’s and Spouse’s birthdays in the distribution calendar year.

Required minimum distributions will be determined beginning with the first distribution calendar year and up to and including the distribution calendar year that includes the Participant’s date of death.

(d)            If the Participant dies on or after the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the longer of the remaining life expectancy of the Participant or the remaining life expectancy of the Participant’s designated beneficiary, determined as follows:

(1)            The Participant’s remaining life expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(2)            If the Participant’s surviving Spouse is the Participant’s sole designated beneficiary, the remaining life expectancy of the surviving Spouse is calculated for each distribution calendar year after the year of the Participant’s death using the surviving Spouse’s age as of the Spouse’s birthday in that year. For distribution calendar years after the year of the surviving Spouse’s death, the remaining life expectancy of the surviving Spouse is calculated using the age of the surviving Spouse as of the Spouse’s birthday in the calendar year of the Spouse’s death, reduced by one for each subsequent calendar year.

(3)            If the Participant’s surviving Spouse is not the Participant’s sole designated beneficiary, the designated beneficiary’s remaining life expectancy is calculated using the age of the beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.

If the Participant dies on or after the date distributions begin and there is no designated beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the Participant’s remaining life expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(e)            If the Participant dies before the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the remaining life expectancy of the Participant’s designated beneficiary, determined as provided in subsection (d). If the Participant dies before the date distributions begin and there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death. If the Participant dies before the date distributions begin, the Participant’s surviving Spouse is the Participant’s sole designated beneficiary, and the surviving Spouse dies before distributions are required to begin to the surviving Spouse under subsection (a)(1), this Section will apply as if the surviving Spouse were the Participant.

(f)            The following definitions shall apply for purposes of this Section:

(1)            Designated beneficiary shall mean the individual who is designated as the beneficiary under the terms of the Plan and is the designated beneficiary under Code Section 401(a)(9) and section 1.401(a)(9)-1, Q&A-4 of the Treasury regulations.

(2)            A distribution calendar year is a calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first distribution calendar year is the calendar year in which distributions are required to begin under subsection (a). The required minimum distribution for the Participant’s first distribution calendar year will be made on or before the Participant’s Required Beginning Date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Participant’s Required Beginning Date occurs, will be made on or before December 31 of that distribution calendar year.

(3)            Life expectancy means an individual’s life expectancy as computed by use of the Single Life Table in section 1.401(a)(9)-9 of the Treasury regulations.

(4)            The Participant’s account balance is the account balance as of the last valuation date in the calendar year immediately preceding the distribution calendar year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the account balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. The account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.

8.3            Required Beginning Date. With respect to a Participant who attains age 70½ after December 31, 2019, the Required Beginning Date of such Participant shall be:

(a)            in the case of a Participant who is not a Five-Percent Owner with respect to the Plan Year ending in the calendar year in which the Participant attains age 72, the April 1 following the calendar year in which occurs the later of the date the Participant attains age 72 and the date on which the Participant terminates employment; or

(b)            in the case of a Participant who is a Five-Percent Owner with respect to the Plan Year ending in the calendar year in which the Participant attains age 72, the April 1 following the calendar year in which the Participant attains age 72.

SECTION 9

Distributions At Termination Of Employment (Vesting)

9.1            Distributions Upon Termination Of Employment. A Participant whose employment with the Employer is terminated prior to the earlier of his or her death or Normal Retirement Date shall receive the vested portion of his or her accounts in a lump sum in accordance with Sections 9.1(a), 9.1(b) and 9.1(c) below. Notwithstanding the preceding, any portion of a Participant’s accounts invested in the Company Stock Fund may, at the Participant’s election, be distributed in whole shares of Company Stock. Fractional shares of Company Stock shall be distributed in cash.

(a)            Distributions Of $5,000 Or Less. Distribution to a Participant who has terminated employment prior to his or her death or Normal Retirement Date and whose aggregate vested account balance is less than or equal to $5,000 (excluding his or her Rollover Contribution Account with respect to distributions made prior to September 1, 2010), shall be made in a lump sum as soon as administratively practicable after the Valuation Date coinciding with or next following the date he or she terminates employment, provided he or she is not an Employee on such date. In the event a mandatory distribution hereunder is equal to or less than $5,000, but greater than $1,000 (including rollover contributions and earnings thereon) pursuant to this Section 9.1(a), if a Participant fails to consent to the distribution of his or her accounts in a timely manner in accordance with Section 9.4, his or her accounts will be rolled over to an individual retirement account established on behalf of such Participant by the Plan Administrator.

(b)            Distributions In Excess Of $5,000. In the event that the aggregate vested account balance (excluding his or her Rollover Contribution Account with respect to distributions made prior to September 1, 2010) of a Participant who has terminated employment prior to his or her death or Normal Retirement Date exceeds $5,000, such Participant shall receive the notice described in Section 9.4(a). If the Participant consents to the distribution of his or her accounts in the manner required under Section 9.4(b) within 180 days after receiving the notice, distribution of his or her accounts will be made in accordance with his or her election.

(c)            Failure To Consent To Distribution. In the event that a Participant whose aggregate vested account balance (excluding his or her Rollover Contribution Account with respect to distributions made prior to September 1, 2010) exceeds $5,000 does not consent to the distribution of his or her accounts in accordance with subsection 9.1(b) above when first eligible to do so, his or her accounts shall be distributed to him or her no later than his or her Required Beginning Date. Notwithstanding the preceding, such Participant may notify the Employer at any time after his or her termination that he or she wants to receive the notice described in Section 9.4(a). If such Participant consents to the distribution of his or her accounts in the manner required under Section 9.4(b) within 180 days after receiving the notice, distribution of his or her accounts will be made in accordance with his or her election.

(d)            Valuation Of Accounts. Any distribution under this Plan shall be based on the value of the Participant’s accounts on the Valuation Date which coincides with or immediately precedes the date as of which distribution commences.

9.2            Determination Of Vested Portion.

(a)            A Participant’s Before-Tax Contribution Account, Rollover Contribution Account, After-Tax Contribution Account, and Roth Contribution Account shall be 100% vested and nonforfeitable at all times. The portion of a Participant’s Matching Contribution Account, if any, which shall be vested and nonforfeitable shall be determined in accordance with the following schedule:

Years of Service	Percentage of Account Vested
Less than 1	0%
1 but less than 2	20%
2 but less than 3	40%
3 but less than 4	60%
4 but less than 5	80%
5 or more	100%

(b)            Notwithstanding any provision herein to the contrary, a Participant’s Accounts shall be 100% vested and nonforfeitable upon such Participant’s Normal Retirement Age.

(c)            In no case shall any amendment to this Plan reduce the vested percentage of a Participant with respect to benefits already accrued, and a Participant with not less than three Years of Service with the Employer, with respect to whom the Plan’s schedule of vested percentage would be changed by an amendment to the Plan, may elect within 60 days of the latest of the date on which

(1)            the Plan amendment is adopted;

(2)            the Plan amendment becomes effective; or

(3)            the Participant is issued written notice of the Plan amendment to have the prior schedule of vested percentage apply to him or her.

(d)            Effective as of January 1, 2021, the accounts of a Participant who incurs a termination of employment with the Employer and all members of its Controlled Group in connection with the closing of a transaction involving a divestiture of the subsidiary employing such Participant or the sale of assets with which the employment of such Participant is associated shall be 100% vested and nonforfeitable as of the date of his or her termination of employment.

9.3            Forfeitures. The nonvested portion of the Matching Contribution Account of a Participant whose employment with the Employer is terminated prior to the earlier of his or her death or Normal Retirement Date shall be forfeited immediately. Following such forfeiture, the Participant shall be 100% vested in the balance, if any, of his or her accounts. If a Participant terminates employment with no vested interest in his or her accounts, such Participant shall be treated as receiving a distribution of the vested portion of his or her accounts on the last day of the Plan Year in which his or her termination occurs, provided he or she is not employed by the Employer on such date. Any forfeited amounts plus earnings and losses thereon shall be used to pay reasonable Plan expenses and/or to reduce Employer contributions to the Plan. If a person who has incurred a forfeiture hereunder is reemployed by the Employer during a Plan Year before he or she has incurred six consecutive Breaks in Service, before any allocation is made for such Plan Year, the amount in his or her account balance which was forfeited shall be restored without adjustment for any subsequent gains or losses. Restoration will first be made out of any unallocated forfeitures and, if such forfeitures are insufficient to restore such person’s account balance, restoration shall be made through an Employer contribution.

9.4            Notification Of Eligibility To Receive And Consent To Vested Benefits.

(a)            Notice. In the event that the aggregate vested account balance of a Participant to be distributed pursuant to Section 9.1 exceeds $5,000 (excluding his or her Rollover Contribution Account with respect to distributions made prior to September 1, 2010), such Participant shall receive a written notification. The notification shall disclose:

(1)            the value of his or her benefits under the Plan; and

(2)            his or her right to defer receipt of vested benefits.

(b)            Consent. The Participant’s consent to the distribution of the vested portion of his or her accounts must be:

(1)            in writing;

(2)            made after the Participant receives the written notice described in the preceding sentence; and

(3)            made within 180 days before the Valuation Date as of which distribution to the Participant is to be made.

SECTION 10

Distributions At Death

10.1          Distributions Upon Death. Upon the death of a Participant while employed by the Employer, the Participant’s accounts shall become fully vested (if not already fully vested) and shall be distributed in a lump sum to his or her Spouse or beneficiaries in accordance with Sections 10.2, 10.3 and 10.4. Upon the death of a Participant after termination of employment with the Employer, the vested portion of the Participant’s accounts shall be distributed in a lump sum to his or her Spouse or beneficiary in accordance with Sections 10.2, 10.3 and 10.4. Any distribution hereunder shall be based on the value of the Participant’s accounts as of the date such distribution is made. Notwithstanding the preceding, any portion of a Participant’s accounts invested in the Company Stock Fund may, at the Participant’s election, be distributed in whole shares of Company Stock. Fractional shares of Company Stock shall be distributed in cash.

10.2          Distribution To Spouse. Upon the death of a Participant, the entire balance of his or her accounts shall be distributed to his or her surviving Spouse, if any, unless the surviving Spouse has consented in the manner required under Section 10.5 to a designated beneficiary and one or more designated beneficiaries survives the Participant.

10.3          Designation Of Beneficiary. Each Participant shall have the right to name and change primary and contingent beneficiaries under the Plan on a form provided for that purpose by the Plan Administrator. If upon the death of the Participant, the Participant has no surviving Spouse or the Participant’s surviving Spouse has consented to the designation of a beneficiary in the manner required under Section 10.5, the vested balance of his or her accounts shall be divided among the primary or contingent beneficiaries designated by such Participant who survive the Participant.

10.4          Beneficiary Not Designated. In the event the Participant has no surviving Spouse and has either failed to designate a beneficiary or no designated beneficiary survives him or her, the amounts otherwise payable to a beneficiary under the provisions of this Section shall be paid to the Participant’s executor or administrator.

10.5          Spousal Consent To Designation Of Beneficiary. The Spouse of the Participant must waive the Spouse’s right to the death benefit described in Section 10.2 and consent to the designation of an alternate beneficiary in accordance with this Section in order for such designation to be effective. The spousal consent must be in writing and:

(a)            must designate a beneficiary which may not be changed without spousal consent,

(b)            must be irrevocable and acknowledge the effect of such designation as being a waiver of the Spouse’s right to the death benefit described in Section 10.2, and

(c)            must be witnessed by a Plan representative or notary public.

Any such consent must be filed with the Employer in order to be effective. No consent need be obtained in the event the Participant has no Spouse or the Participant’s Spouse cannot be located. In this event, the Participant must certify on a form provided by the Plan Administrator for that purpose that he or she has no Spouse or that his or her Spouse cannot be located in order for his or her designation of an alternate beneficiary to be effective.

10.6          Death During Qualified Military Service. If a Participant dies while performing qualified military service (as defined in Code Section 414(u)), the Participant’s Spouse or beneficiary is entitled to any benefits (other than benefit accruals relating to the period of qualified military service), and the rights and features accompanying those benefits, which would have been provided under the Plan had the Participant been reemployed by the Employer and separated from service on account of death.

SECTION 11

Leaves Of Absence And Transfers

11.1          Military Leave Of Absence. So long as the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”) or any similar law shall remain in force, providing for reemployment rights for all persons in military service, as therein defined, an Employee who leaves the employment of the Employer for military service in the Armed Forces of the United States, as defined in such Act from time to time in force, shall, for all purposes of this Plan, be considered as having been in the employment of the Employer; provided that upon such Employee being discharged from the military service of the United States he or she applies for reemployment with the Employer and takes all other necessary action to be entitled to, and to be otherwise eligible for, reemployment rights, as provided by USERRA, or any similar law from time to time in force.

(a)            Payroll Reduction Contributions. Any Eligible Employee who is reemployed while entitled to veterans’ reemployment rights under USERRA and who has either (1) suspended his or her contributions during military service, or (2) made less than the maximum amount of contributions permitted by this Section during his or her period of military service, shall be permitted to make the contributions described in Section 4.1 to the Plan with respect to the period of his or her military service during the period which begins on the Eligible Employee’s date of reemployment with the Employer and ends upon the earlier of:

(1)            the period equal to three times the Eligible Employee’s period of military service; and

(2)            five years.

The maximum amount of contributions which the Eligible Employee can make during this period shall be the maximum amount of contributions that he or she would have been permitted to make to the Plan during the period of military service if the individual had continued to be employed by the Employer during such period and received Compensation during such period equal to the Compensation the Eligible Employee would have received during the period of military service had the Eligible Employee worked for the Employer during such period. If the Compensation the Eligible Employee would have received during the period was not reasonably certain, the Eligible Employee’s average Compensation from the Employer during the 12-month period immediately preceding the period of military service shall be deemed to be such Compensation.

(b)            Matching Contributions. If the Employer makes a contribution under Section 4.3 during a period when an Employee was on military leave of absence and if the Eligible Employee later returns to employment and makes the contributions described in Section 4.1 for this period, the Employer shall make such matching contributions on behalf of the Eligible Employee as would have been made had the Eligible Employee’s contributions actually been made during the period of his or her military service.

(c)            Treatment Of Contributions. Contributions under this Section will be taken into account for purposes of the limitations of Sections 402(g), 414(v) or 415 in the year to which the contributions relate, not the year in which the contributions are made. In addition, such contributions will not cause the Plan to be treated as failing to meet the requirements of Code Sections 401(a)(4), 401(a)(26), 401(k)(3), 401(m), 410(b) or 416. Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Code Section 414(u).

11.2          Other Leaves Of Absence. An Employee on an Employer-approved leave of absence not described in Section 11.1 above shall for all purposes of this Plan be considered as having continued in the employment of the Employer for the period of such leave, provided that the Employee returns to the active employment of the Employer before or at the expiration of such leave. Such approved leaves of absence shall be given on a uniform, non-discriminatory basis in similar fact situations.

11.3          Transfers. In the event that:

(a)            a Participant is transferred to employment with a member of the Controlled Group in a status as a non-Eligible Employee; or

(b)            a person is transferred from employment with a member of the Controlled Group in a status as a non-Eligible Employee to employment with the Employer under circumstances making such person an Eligible Employee; or

(c)            a person was employed by a member of the Controlled Group in a status as a non-Eligible Employee, terminated his or her employment and was subsequently employed by the Employer as an Eligible Employee; or

(d)            a Participant was employed by the Employer as an Eligible Employee, terminated his or her employment and was subsequently employed by a member of the Controlled Group in a status as a non-Eligible Employee;

then the following provisions of this Subsection shall apply:

(a)            transfer to employment with a member of the Controlled Group as a non- Eligible Employee shall not be considered termination of employment with the Employer, and such transferred person shall continue to be entitled to the benefits provided in the Plan, as modified by this Section;

(b)            employment with a member of the Controlled Group by a non-Eligible Employee will be deemed to be employment by the Employer, but only with respect to employment during any period that such member of the Controlled Group is required to be aggregated with the Employer pursuant to Code Sections 414(b), (c), (m) or regulations issued pursuant to Section 414(o) of the Code;

(c)            amounts earned from a member of the Controlled Group by a non-Eligible Employee shall not constitute Compensation hereunder;

(d)            termination of employment with a member of the Controlled Group which has not adopted the Plan by a person entitled to benefits under this Plan (other than to transfer to employment with another member of the Controlled Group) shall be considered as termination of employment with the Employer;

(e)            all other terms and provisions of this Plan shall fully apply to such person and to any benefits to which he or she may be entitled hereunder.

Notwithstanding anything in this Plan to the contrary, a Participant who is no longer employed by a member of the Controlled Group which includes the Employer as a member shall be considered a terminated Employee.

11.4          Acquisition Of Assets. If the Employer acquires the assets (through purchase, merger or otherwise) of any other entity and hires persons who had been employed by such entity, the division or other subgroup in which such persons are employed shall be excluded from the groups included in the definition of “Eligible Employee” unless the Employer communicates to such division or subgroup that such division or subgroup is accruing benefits under the Plan.

SECTION 12

Trustee

The Company shall select a Trustee or an insurance company to hold and administer the assets of the Plan and shall enter into a trust agreement or an insurance contract with such Trustee or insurance company. The Company may change the Trustee or insurance company from time to time subject to the terms of the trust agreement or insurance contract.

SECTION 13

Administration

13.1          Appointment of Plan Administrator. The Board shall appoint as Plan Administrator a Committee of one or more persons who shall serve without remuneration, if they are full-time employees of Company, a Company association or an employee organization, at the pleasure of the Board. Upon death, resignation, removal or inability of a member of the Committee to continue, the Board shall appoint a successor. The Committee shall appoint its own Chairman and Secretary. If, at any time, the Board has not appointed a Committee, or there is no Committee, then the Company shall have all of the duties, responsibilities, powers and authorities given to the Committee.

13.2          Construction. The Committee shall have the discretionary authority to construe, interpret and administer all provisions of the Plan and to determine a Participant’s eligibility for benefits on a uniform, nondiscriminatory basis in similar fact situations. Any decision of a majority of the then members of the Committee shall govern.

13.3          Decisions And Delegation. A decision of the Committee may be made by a written document signed by a majority of the members of the Committee or by majority vote at a meeting of the Committee. The Secretary of the Committee shall keep all records of meetings and of any action by the Committee and any and all other records desired by the Committee. The Committee may appoint such agents, who need not be members of the Committee, as it may deem necessary for the effective exercise of its duties, and may, to the extent not inconsistent herewith, delegate to such agents any powers and duties, both ministerial and discretionary, as the Committee may deem expedient or appropriate. No member of the Committee shall make any decision or take any action covering exclusively his or her own benefits under the Plan. All such matters shall be decided by a majority of the remaining members of the Committee or, in the event of inability to obtain a majority, by the Board.

13.4          Meetings. The Committee shall hold meetings upon such notice, at such place or places and at such times as the Committee may determine. Meetings may be called by the Chairman or any member of the Committee. A majority of the Committee shall constitute a quorum for the transaction of business.

13.5          Duties Of The Plan Administrator. The Committee shall, as part of its general duty to supervise and administer the Plan, direct the Trustee specifically in regard to:

(a)            distribution payments, including the names of the payees, the amounts to be paid and the time or times when payments shall be made;

(b)            any other payments which the Trustee is not authorized to make without direction in writing by the Committee;

(c)            the purchase of annuity contracts, giving the names of the persons for whose benefit they shall be purchased and the purchase price; and

(d)            preparation of an annual report for the Company, as of the end of each Plan Year, in such form as the Company may require.

13.6          Records Of The Plan Administrator. All acts and determinations of the Committee shall be duly recorded by the Secretary thereof (or under his or her supervision), and all such records, together with such other documents as may be necessary for the proper administration of the Plan, shall be preserved in the custody of such Secretary. Such records and documents shall at all times be open for inspection and copying by any person designated by the Board.

13.7          Expenses. Any reasonable expense of administration of the Plan and related trust including, without limitation, any cost incurred by the Employer or Plan Administrator and all fees of the Trustee, investment managers or advisors, auditors, actuaries, bookkeepers and counsel may be paid out of the trust. However, the Employer may elect to pay such expenses in whole or in part, with or without reimbursement from the Plan.

SECTION 14

Claim Procedure

14.1          Claim. A Participant or beneficiary or other person who believes that he or she is being denied a benefit to which he or she is entitled (hereinafter referred to as “Claimant”) may file a written request for such benefit with the Plan Administrator, setting forth his or her claim. The request must be addressed to the Plan Administrator, Bunge Savings Plan, 1391 Timberlake Manor Parkway, Chesterfield, Missouri 63107. Notwithstanding anything in the Plan to the contrary, a claim must be filed within one year from the date such claim first accrues or the Claimant will be forever barred from pursuing such claim. A claim by a Claimant shall be deemed to have accrued on the earlier of (i) the date the Claimant’s benefits commence or (ii) the date the Claimant becomes aware, or should have become aware, that his or her position regarding his or her entitlement to benefits is different from the Plan’s or the Employer’s position regarding the Claimant’s entitlement to benefits.

14.2          Claim Decision. Upon receipt of a claim, the Plan Administrator shall advise the Claimant that a reply will be forthcoming within 90 days and shall in fact deliver such reply in writing within such period. The Plan Administrator may, however, extend the reply period for an additional 90 days for reasonable cause. If the reply period will be extended, the Administrator shall advise the Claimant in writing during the initial 90-day period indicating the special circumstances requiring an extension and the date by which the benefit determination is expected. If the claim is denied in whole or in part, the Plan Administrator will render a written opinion using language calculated to be understood by the Claimant setting forth:

(a)            the specific reason or reasons for the denial;

(b)            specific references to pertinent Plan provisions on which the denial is based;

(c)            a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation why such material or such information is necessary;

(d)            appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review; and

(e)            the time limits for requesting a review of the denial and for the actual review of the denial.

14.3          Request For Review. Within 60 days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Plan Administrator review the determination of the Plan Administrator. Such request must be addressed to the Plan Administrator, Bunge Savings Plan, 1391 Timberlake Manor Parkway, Chesterfield, Missouri 63107. The Claimant or his or her duly authorized representative may submit written comments, documents, records or other information relating to the denied claim, which shall be considered in the review under this subsection without regard to whether such information was submitted or considered in the initial benefit determination.

The Claimant or his or her duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (i) was relied upon by the Plan Administrator in making his or her initial claims decision, (ii) was submitted, considered or generated in the course of making the initial claims decision, without regard to whether such instrument was actually relied upon in making the decision or (iii) demonstrates compliance by the Plan Administrator with his or her administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants. If the Claimant does not request a review of the Administrator’s determination by the Plan Administrator within such 60-day period, he or she shall be barred and estopped from challenging the Administrator’s determination.

14.4          Review On Appeal. Within a reasonable period of time, ordinarily not later than 60 days, after the Plan Administrator’s receipt of a request for review, it will review the prior determination. If special circumstances require that the sixty (60) day time period be extended, the Plan Administrator will so notify the Claimant within the initial sixty (60)-day period indicating the special circumstances requiring an extension and the date by which the Plan Administrator expects to render its decision on review, which shall be as soon as possible but not later than one hundred twenty (120) days after receipt of the request for review. In the event that the Plan Administrator extends the determination period on review due to a Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall not take into account the period beginning on the date on which notification of extension is sent to the Claimant and ending on the date on which the Claimant responds to the request for additional information.

The Plan Administrator has discretionary authority to determine a Claimant’s eligibility for benefits and to interpret the terms of the Plan. Benefits under the Plan will be paid only if the Plan Administrator decides in its discretion that the Claimant is entitled to such benefits. The decision of the Plan Administrator shall be final and non-reviewable, unless found to be arbitrary and capricious by a court of competent review. Such decision will be binding upon the Company and the Claimant.

If the Plan Administrator makes an adverse benefit determination on review, the Plan Administrator will render a written opinion, using language calculated to be understood by the Claimant, setting forth:

(a)            the specific reasons for the denial;

(b)            specific references to the pertinent Plan provisions on which the denial is based;

(c)            a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (i) was relied upon by the Plan Administrator in making its decision, (ii) was submitted, considered or generated in the course of the Plan Administrator making its decision, without regard to whether such instrument was actually relied upon by the Plan Administrator in making its decision or (iii) demonstrates compliance by the Plan Administrator with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents, and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants; and

(d)            a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following the adverse benefit determination on such review.

14.5          Venue for Litigation. In light of the Plan Administrator’s substantial contacts with the State of Missouri, the fact that the Plan Administrator resides in Missouri and the Company is headquartered in Chesterfield, Missouri, and the Company’s establishment of, and the Plan Administrator’s maintenance of, this Plan in Missouri, any cause of action brought by a Claimant, Eligible Employee, Participant, former Eligible Employee, former Participant or any beneficiary of such an individual involving benefits under the Plan shall be filed and conducted exclusively in the federal courts in the Eastern District of Missouri.

SECTION 15

Amendment And Termination

15.1          Amendment. The Company shall have the right, by action of the Board or anyone to whom corporate authority to amend the Plan has been delegated by the Board, at any time and from time to time to amend, in whole or in part, any or all of the provisions of the Plan. No such amendment, however, shall authorize or permit any part of the assets of the Plan (other than such part as is required to pay taxes and administration expenses of the Plan) to be used for or diverted to purposes other than for the exclusive benefit of the Participants or their beneficiaries; no such amendment shall cause any reduction in the amount credited to any Participant’s account or cause or permit any portion of the assets of the Plan to revert to or become the property of the Employer.

15.2          Termination; Discontinuance Of Contributions. The Company shall have the right at any time to terminate this Plan. Upon termination, partial termination, or complete discontinuance of contributions, all Participants’ accounts (or, in the case of a partial termination, the accounts of all affected Participants) shall become fully vested, and shall not thereafter be subject to forfeiture.

SECTION 16

Miscellaneous

16.1          Participants’ Rights. Neither the establishment of the Plan hereby created, nor any modification thereof, nor the creation of any fund or account, nor the payment of any benefits, shall be construed as giving to any Participant or other person any legal or equitable right against the Employer, any officer or Employee thereof, the Trustee or the Board except as herein provided. Under no circumstances shall the terms of employment of any Participant be modified or in any way affected hereby.

16.2          Spendthrift Clause. Except as provided in Section 16.12, no benefit or beneficial interest provided under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, either voluntary or involuntary, and any attempt to so alienate, anticipate, sell, transfer, assign, pledge, encumber or charge the same shall be null and void. No such benefit or beneficial interest shall be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are or may be payable.

Notwithstanding the above, a Participant’s benefit will be offset against any amount he or she is ordered or required to pay to the Plan pursuant to an order or requirement which arises under a judgment of conviction for a crime involving the Plan, under a civil judgment entered by a court in an action involving a fiduciary breach, or pursuant to a settlement agreement between the Participant and the Department of Labor or the Pension Benefit Guaranty Corporation. Any such offset shall be made pursuant to Section 206(d) of ERISA.

16.3          Delegation Of Authority By Employer. Whenever the Employer, under the terms of this Plan, is permitted or required to do or perform any act, it shall be done and performed by any Committee or officer duly authorized by the Board of Directors of the Employer. If no such Committee or officer has been so authorized, such act shall be done and performed by resolution of the Board of Directors of the Company.

16.4          Distributions To Minors. In the event that any portion of the Plan becomes distributable to a minor or other person under legal disability (as determined by the laws of the jurisdiction in which he or she then resides), the Employer shall direct that such distribution be made to the legal representative of such minor or other person.

16.5          Gender, Number And Headings. Whenever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. Headings of Sections and Subsections are inserted for convenience of reference, constitute no part of the Plan and are not to be considered in the construction of the Plan.

16.6          Separability Of Provisions. If any provision of this Plan shall be for any reason invalid or unenforceable, the remaining provisions shall nevertheless be carried into effect.

16.7          Diversion Of Assets. No part of the assets of the Plan shall be used for, or diverted to, purposes other than the exclusive benefit of Participants or their beneficiaries. Except as specifically provided herein, the Employer shall have no beneficial interest in the assets of the Plan and no part of the assets of the Plan shall revert or be repaid to the Employer, directly or indirectly.

16.8          Service Of Process. The Plan Administrator shall constitute the Plan’s agent for service of process.

16.9          Merger. In the event of any merger or consolidation with, or transfer of assets or liabilities to, any other plan, each Participant shall (as if the Plan had then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated).

16.10        Benefit Limitation.

(a)            Notwithstanding any other provision hereof, and except as provided in Section 11.1, the amounts allocated to a Participant during the Limitation Year under the Plan and allocated to the Participant under any other defined contribution plan to which the Employer or any other member of the Controlled Group has contributed shall be proportionately reduced, to the extent necessary, so that the Annual Addition does not exceed the lesser of:

(1)            $58,000, as adjusted for increases in the cost of living under Code Section 415(d); or

(2)            100% of the Participant’s compensation within the meaning of Code Section 415(c)(3) during the Limitation Year; provided that such compensation shall not include any contribution for medical benefits after separation from service (within the meaning of Code Section 401(h) or 419(A)(f)(2)) which is otherwise treated as an Annual Addition.

(b)            For purposes of this Section, Limitation Year means the Plan Year.

(c)            For purposes of Section 16.10(a)(2), compensation within the meaning of Code Section 415(c)(3) means remuneration as defined in Treasury Regulation Section 1.415(c)-2(d)(4) (e.g., amounts reported in Box 1 of Form W-2, plus amounts that would have been received and includible in gross income but for an election under Code Section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b)), but not in excess of $290,000 (as adjusted in accordance with Section 401(a)(17)(B) of the Code) for any Limitation Year, Plan Year or calendar year, as applicable. Such remuneration shall not include any severance pay, whether paid before or after an Employee’s termination of employment. In addition, such amount shall not include other compensation paid after an individual’s termination of employment; provided that, to the extent that the following amounts are otherwise included in the definition of remuneration and are paid no later than the later of the date which is 2½ months after termination of employment or the end of the Limitation Year that includes the date of termination of employment, such amounts paid after an Employee’s termination of employment shall be deemed remuneration:

(1)            Regular pay, including compensation for services during regular working hours, overtime, shift differential, commissions, bonuses or other similar payments; and

(2)            Payment for unused accrued sick, vacation or other leave, but only if the Employee would have been able to use the leave if employment had continued; and

(3)            Payment received pursuant to a nonqualified, unfunded deferred compensation plan sponsored by the Employer, but only if the Employee would have received the payment at the same time if employment had continued and only to the extent the payment is includible in the Employee’s gross income.

The exclusions provided for in this Section 16.10(c) with respect to postemployment payments shall not apply to payments to an individual who does not currently perform services for the Employer by reason of:

(4)            Qualified military service under Code Section 414(u)(1), to the extent such payments do not exceed the compensation such individual would have received from the Employer if he or she had continued to perform services for the Employer; or

(5)            Permanent and total disability under Code Section 22(e)(3), provided either that:

(A)            The individual was not a Highly Compensated Employee immediately before becoming disabled, or

(B)            The individual was a Highly Compensated Employee immediately before becoming disabled, and the Employer provides continuation of compensation for a fixed or determinable period after termination of employment on behalf of all Participants who are totally and permanently disabled within the meaning of this Section 16.10(c)(5).

(d)            For purposes of this Section, Annual Additions means the sum for the Limitation Year of Employer contributions, Eligible Employee contributions (as determined without regard to any rollover contributions as defined in Section 402(c), 403(c)(4), 403(b)(8), 408(d)(3) and 457(e)(16) of the Code and without regard to Eligible Employee’s contributions to a simplified employee pension plan which are excluded from gross income under Section 408(k)(6) of the Code), reallocated forfeitures and contributions from any member of the Controlled Group.

16.11        Commencement Of Benefits.

(a)            Notwithstanding any other Section of the Plan, the payment of benefits under the Plan to the Participant will begin not later than the 60th day after the close of the Plan Year in which the last of the following occurs:

(1)            the date on which the Participant attains age 65; or

(2)            the tenth anniversary of the date on which the Participant commenced participation in the Plan; or

(3)            the Participant’s termination of employment with the Employer.

Notwithstanding the foregoing, if a Participant’s aggregate account balance exceeds $5,000 (excluding his or her Rollover Contribution Account with respect to distributions made prior to September 1, 2010), in no case shall distribution commence until his or her Required Beginning Date unless the Participant elects an earlier distribution in the manner provided in Section 9.4(b).

(b)            Notwithstanding Subsection (a) or any other provision of the Plan, if the amount of payment cannot be ascertained, or if it is not possible to make payment because the Plan Administrator cannot locate the Participant after making reasonable efforts to do so, a retroactive payment may be made no later than 60 days after the earliest date on which the amount of such payment can be ascertained or the date on which the Participant is located, whichever is applicable.

(c)            If the Plan Administrator is unable to locate any person entitled to receive distribution from an account hereunder, such account shall be forfeited on the date two years after

(1)            the date the Plan Administrator sends by certified mail a notice concerning the benefits to such person at his or her last known address or

(2)            the Plan Administrator determines that there is no last known address.

If an account is forfeited under this Section and a person otherwise entitled to the account subsequently files a claim with the Plan Administrator during any Plan Year, the account will be restored to the amount which was forfeited without regard to any earnings or losses that would have been allocated. Such restoration shall be made by an Employer contribution to the Plan.

16.12        Qualified Domestic Relations Order. Notwithstanding anything in the Plan to the contrary, benefits may be distributed in accordance with the terms of a Qualified Domestic Relations Order (“QDRO”). For this purpose a QDRO is any Domestic Relations Order determined by the Company to be a Qualified Domestic Relations Order within the meaning of Section 414(p) of the Code pursuant to this Section.

(a)           A Domestic Relations Order means a judgment, decree, or order (including the approval of a property settlement agreement) which

(1)            relates to the provision of child support, alimony payments, or marital property rights to a spouse, former spouse, child or other dependent of a Participant,

(2)            is made pursuant to a state domestic relations law, and

(3)            creates or recognizes the existence of an Alternate Payee’s right, or assigns to the Alternate Payee the right, to receive all or a portion of the benefits of the Participant under the Plan.

An “Alternate Payee” includes any spouse, former spouse, child, or other dependent of a Participant who is designated by the Domestic Relations Order as having a right to receive all or a portion of the benefits payable under the Plan with respect to the concerned Participant.

(b)           To be a QDRO, the Domestic Relations Order must meet the specifications set forth in Section 414(p) of the Code and must clearly specify the following:

(1)            Name and last known mailing address of the Participant.

(2)            Name and last known mailing address of each Alternate Payee covered by the Domestic Relations Order.

(3)            The amount or the percentage of the Participant’s benefit to be paid to each Alternate Payee, or the manner in which such amount or percentage is to be determined.

(4)            The number of payments or period to which the Domestic Relations Order applies.

(5)            Each plan to which the Domestic Relations Order applies.

(c)           The status of any Domestic Relations Order as a QDRO shall be determined under the following procedures:

(1)            Promptly upon receiving a Domestic Relations Order, the Company will

(A)            refer the Domestic Relations Order to legal counsel for the Plan to render an opinion within 90 days (or such earlier period as shall be provided by applicable law) whether the Domestic Relations Order is a QDRO, and

(B)            notify the affected Participant and any Alternate Payee of the receipt by the Plan of the Domestic Relations Order and of this procedure.

(2)            Promptly upon receiving the determination made by the Plan’s legal counsel of the status of the Domestic Relations Order, the affected Participant and each Alternate Payee (or any representative designated by an Alternate Payee by written notice to the Company ) shall be furnished a copy of such determination. The notice of determination shall state

(A)            whether the Plan’s legal counsel has determined that the Domestic Relations Order is a QDRO, and

(B)            once such legal counsel determines whether the Domestic Relations Order constitutes a QDRO, that the Company will commence any payments currently due under the Plan to the person or persons entitled thereto after the expiration of a period of 60 days commencing on the date of the mailing of the notice unless prior thereto the Company receives notice of the institution of legal proceedings disputing the determination. The Company shall, as soon as practical after such 60 day period, ascertain the dollar amount currently payable to each payee pursuant to the Plan and the QDRO, and any such amounts shall be disbursed by the Plan.

(3)            If there is a dispute on the status of a Domestic Relations Order as a QDRO, there shall be a delay in making payments. The Company shall direct that the amounts otherwise payable be held in a separate account within the Plan. If within 18 months thereafter, the Domestic Relations Order is determined not to be a valid QDRO, or the status of the Domestic Relations Order has not been finally determined, the segregated or escrow amounts (including interest thereon) shall be paid to the person or persons who would have been entitled to such amounts if there had been no Domestic Relations Order. Any determination thereafter that the Domestic Relations Order is a QDRO shall be applied prospectively only.

(d)            If a Domestic Relations Order requires payment to an Alternate Payee in an immediate lump sum, the order shall not lose its status as a Qualified Domestic Relations Order merely because of the immediate lump sum provision.

16.13        Written Explanation Of Rollover Treatment. The Company shall, when making an eligible rollover distribution, provide a written explanation to the recipient of such distribution of his or her right to roll over such distribution to an eligible retirement plan and, if applicable, his or her right to the special five or ten year averaging and capital gains tax treatment in the Code. Such written explanation will be provided to the recipient in accordance with rules prescribed by the Internal Revenue Service.

16.14        Special Distribution Option. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee’s (as hereinafter defined) election under this Section, a Distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an Eligible Rollover Distribution (as hereinafter defined) paid directly to an Eligible Retirement Plan (as hereinafter defined) specified by the Distributee in a Direct Rollover.

(a)            An Eligible Rollover Distribution is any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include:

(1)            any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated beneficiary, or for a specified period of ten years or more;

(2)            any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; or

(3)            any hardship distribution.

A portion of a distribution shall not fail to be an Eligible Rollover Distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be transferred only to (1) an individual retirement account or annuity described in Sections 408(a) or (b) of the Code; or (2) a qualified trust or to an annuity contract described in Code Section 403(b), if such trust or contract provides for separate accounting for amounts so transferred (including interest thereon), including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

(b)            An Eligible Retirement Plan is

(1)            an individual retirement account described in Section 408(a) of the Code,

(2)            an individual retirement annuity described in Section 408(b) of the Code,

(3)            an annuity plan described in Section 403(a) of the Code,

(4)            an annuity contract described in Section 403(b) of the Code,

(5)            an eligible deferred compensation plan under Section 457(b) of the Code which is maintained by an eligible employer described in Section 457(e)(1)(A) of the Code,

(6)            a qualified trust described in Section 401(a) of the Code that accepts the Distributee’s Eligible Rollover Distribution, or

(7)            to the extent permitted by applicable law, a Roth IRA described in Section 408A of the Code.

(c)            A Distributee includes an Eligible Employee or former Eligible Employee. In addition, the Employee’s or former Eligible Employee’s surviving Spouse and the Eligible Employee’s or former Eligible Employee’s Spouse or former Spouse who is the Alternate Payee under a Qualified Domestic Relations Order, as defined in Section 414(p) of the Code, are Distributees with regard to the interest of the Spouse or former Spouse. Moreover, a designated non-Spouse beneficiary may be a Distributee, but only with respect to an Eligible Retirement Plan described in Section 16.14(b)(1), (b)(2), or (b)(7).

(d)            A Direct Rollover payment is a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

16.15         Limitations On Special Distribution Option.

(a)            Notwithstanding the provisions of the immediately preceding Section entitled Special Distribution Option, the amount which may be paid directly to the trustee of another eligible retirement plan under such Section shall be no less than $500; and no amount shall be so paid unless the amount of such distributions in any calendar year which are otherwise eligible for such payment are reasonably expected total $200 or more.

(b)            The Employer shall provide notice of the special distribution option described in the preceding Section to the Participant in accordance with rules prescribed by the Internal Revenue Service.

(c)            Notwithstanding the provisions of the immediately preceding section entitled Special Distribution Option, a direct rollover of a distribution from a Roth elective deferral account under the Plan will only be made to another Roth elective deferral account under an applicable retirement plan described in Section 402A(e)(1) of the Code or to a Roth IRA described in Section 408A of the Code, and only to the extent the rollover is permitted under the rules of Section 402(c) of the Code. Also, the Plan will not provide for a direct rollover (including an automatic rollover) for distributions from a Participant’s Roth Contribution Account if the amount of the distributions that are eligible rollover distributions are reasonably expected to total less than $200 during a year. In addition, any distribution from a Participant’s Roth Contribution Account is not taken into account in determining whether distributions from a Participant’s other accounts are reasonably expected to total less than $200 during a year.

16.16        Waiver Of 30-Day Period. A Participant who receives the notice described in Section 9.4(a) will simultaneously receive the notice described in Section 16.13 and will be given the opportunity to consider for at least 30 days after such notices are provided the decision of whether or not to elect a Direct Rollover (as described in Section 16.14) and whether or not to elect to defer receipt of his or her vested benefit. A Participant may waive such opportunity to consider such elections for at least 30 days by submitting completed distribution election forms to the Company before the 30 day time period has elapsed. Notwithstanding any provision herein to the contrary, the Company may distribute a Participant’s vested benefit pursuant to his or her distribution election forms at any time following such Participant’s waiver of the opportunity to consider such elections for at least 30 days.

16.17        Contribution On Behalf Of Controlled Group Member. If a member of the Controlled Group contributes to the Plan and the contribution is accepted by the Plan with the consent of the Company, the Controlled Group member will be deemed to have adopted the Plan with the consent of the Company with respect to the category of employees on behalf of whom the contribution was made.

16.18        Preservation of Distribution Options. Notwithstanding any other provision of the Plan, all distribution options under the Prior Plan shall be continued under the Plan for those Participants who were Participants in the Prior Plan before its amendment and restatement until receipt of a Summary Plan Description which describes the elimination of such distribution options.

16.19        Construction Of Plan. Except as provided in ERISA, this Plan shall be construed according to the laws of the State of Missouri, and all provisions of the Plan shall be administered according to the laws of such state.

16.20        Leased Employee Status. Notwithstanding anything to the contrary in the Plan, a transfer from the status of an employee of the Employer to that of a leased employee (as defined in Code Section 414(n), without regard to Section 414(n)(2)(B)) shall not be considered a termination of employment under the Plan. An individual who has such a transfer shall not have a termination of employment until he or she ceases to be an employee of the Employer and all members of its controlled group and is no longer a leased employee (as defined in Code Section 414(n), without regard to Code Section 414(n)(2)(B)).

16.21        Correcting Mistakes. In the event of a mistake or misstatement as to the eligibility or participation or Compensation of any Participant, or the amount of contributions allocated to or made on behalf of a Participant, or payments made or to be made to a Participant or beneficiary, the Plan Administrator shall, if possible, cause to be withheld or accelerated or otherwise make adjustment of such amounts or payments as will in its sole judgment entitle the Participant or beneficiary to the proper amount of payment under the Plan. Correction of a mistake described herein may include the Employer making a qualified nonelective contribution (QNEC) to the Plan or any other acceptable and reasonable method of correction permitted under a retirement plan correction program such as the Employee Plans Compliance Resolution System.

16.22        General Fiduciary Standard of Conduct. Each fiduciary of the Plan shall discharge his duties hereunder solely in the interest of the Participants and their beneficiaries and for the exclusive purpose of providing benefits to Participants and their beneficiaries and defraying reasonable expenses of administering the Plan. Each fiduciary shall act with the care, skill, prudence and diligence under the circumstances that a prudent man acting in a like capacity and familiar with such matters would use in conducting an enterprise of like character and with like aims, in accordance with the documents and instruments governing this Plan.

16.23        Multiple Employer Plan Rules. For any Plan Year in which the entities listed in the definition of Employer in Section 2.12 are not members of the same Controlled Group, the following rules shall apply:

(a)            The provisions of Section 4 and Section 5 shall apply separately to each separate Controlled Group;

(b)            The $290,000 (or such other amount prescribed by applicable law) limitation on Compensation in Section 2.8 shall apply separately to Compensation received by a Participant from each separate Controlled Group; and

(c)            The provisions of Sections 11.3 and 16.10 shall continue to apply as if the entities listed in the definition of Employer were part of the same Controlled Group.

IN WITNESS WHEREOF, the Company has caused this amendment and restatement to be executed by a duly authorized officer this 1st day of November, 2023.

BUNGE NORTH AMERICA, INC.

By:
Name:
Title: